Exhibit 5

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE


                                 March 31, 1998



   Swing-N-Slide Corp.
   1212 Barberry Drive
   Janesville, Wisconsin  53545

   Ladies and Gentlemen:

             We have acted as counsel to Swing-N-Slide Corp., a Delaware corporation (the "Company"), in connection with the offering of up to an aggregate $3,333,333 principal amount of the Company's 10% Convertible Subordinated Debentures due February 15, 2004 (the "Debentures"), in accordance with the terms and subject to the conditions set forth in the prospectus forming a part of the registration statement on SEC Form S-2 filed by the Company with the Securities and Exchange Commission on May 16, 1996, and amended on the date hereof. The registration statement and prospectus identified above are referred to herein respectively as the "Registration Statement" and "Prospectus." You have requested our opinion as counsel to the Company with respect to the Registration Statement.

             In connection with the rendering of this opinion, we have examined originals, or copies certified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, as amended (referred to herein collectively as the "Organizational Documents"), the Transaction Agreement dated January 4, 1996, by and between the Company and GreenGrass Holdings, as amended (the "Transaction Agreement"), the Registration Statement and Prospectus, the form of Indenture relating to the issuance of the Debentures, certificates of officers of the Company, certificates of public officials, and such other proceedings, documents, and records as we deemed necessary to enable us to render this opinion.

             Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

             1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and authority to issue and sell the Debentures.

             2. The issuance and sale of the Debentures by the Company, the reservation of 2,350,950 shares of the Common Stock for the conversion of such Debentures, and the issuance of up to 2,350,950 shares of Common Stock upon conversion of the Debentures has been duly authorized by the Board of Directors of the Company. When duly executed and delivered on behalf of the Company, the Debentures will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

             3. When the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Securities Act"), subscriptions for the Debentures have been received and accepted by or on behalf of the Company, the Debentures so subscribed have been duly issued, and such Debentures are converted into shares of the Common Stock pursuant to the terms and conditions thereof, the shares of Common Stock issued upon such conversion will be validly issued, fully paid, and nonassessable (except to the extent, if any, that Section 180.0622(2)(b) of the Wisconsin Statutes relating to unpaid employee wage claims may be applicable to such shares of Common Stock).

             Our foregoing opinions are further subject to the following assumptions and qualifications:

             (a) We express no opinion herein other than as to (i) the General Corporation Law of the State of Delaware, (ii) the Wisconsin Business Corporation Law, and (iii) the federal laws of the United States.

             (b) Our opinion as to the enforceability of any agreement, instrument, or document is limited by the following:

                (i) Applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, and other similar laws and equitable principles of general application affecting the rights of creditors generally;

                (ii) The availability or efficacy of specific performance, injunctive relief, or any other equitable remedy (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                (iii) The availability of rights to indemnity or contribution, or both, thereunder which may be limited by federal or state securities laws or the public policy underlying such laws; and

                (iv) The enforceability of provisions relating to venue or jurisdiction of disputes.

             (c) This opinion is given as of the date hereof and is intended to apply only to those facts and circumstances which exist on the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, any changes in laws which may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date of this opinion which would alter the opinions rendered herein.

        This opinion has been rendered in connection with the Registration Statement of the Company solely for the benefit of the addressee, and may not be used or relied upon by any other person or entity or for any other purpose. Any further distribution or reproduction of the contents hereof, without our prior written consent, is strictly prohibited. We hereby consent to the use of the foregoing opinion as an exhibit to the Registration Statement and to the use of our name in such Registration Statement and in the Prospectus under the heading "Legal Matters."

                                 Very truly yours,

                                 /s/ Foley & Lardner

                                 FOLEY & LARDNER